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                                   EXHIBIT 99

                                  PRESS RELEASE
                       ELAMEX REPORTS SECOND QUARTER 2003
                                FINANCIAL RESULTS


EL PASO, TEXAS - AUGUST 15, 2003 - ELAMEX S.A. DE C.V. (NASDAQ: ELAM), a diversified manufacturing services company with food services, plastics and metals operations and real estate holdings in Mexico and the United States, today announced financial results for the second quarter ended July 4, 2003.

THIRTEEN WEEKS ENDED JULY 4, 2003
Second quarter 2003 net sales increased 51% to $41.4 million compared with $27.3 million for the second quarter of 2002. The Food Products segment (Franklin Connections acquisition effective June 28, 2002) represented $18.7 million or 45% of second quarter net sales, contributing substantially to the Company's strong quarterly sales growth. Shelter Services sales increased 4% year-over-year and represented $8.5 million of total second quarter net sales. There was $3.8 million in inter-segment sales between Shelter Services and Food Products that was eliminated in consolidated net sales. Metal Stamping segment (Precision Tool, Die and Machine Company) sales decreased 6% year-over-year and represented $18.0 million in revenue for the second quarter. The Metal Stamping segment continued to experience weakness in end market demand in the appliance and automotive industries related to general economic conditions.

"Franklin Connections continued to perform well during the second quarter generating strong packaged candy sales to prominent retailers as well as bulk candy sales to rebaggers," said Elamex President and Chief Executive Officer Richard P. Spencer. "We initiated one new contract manufacturing project which we anticipate will grow into $5 million in annual business. Franklin Connections' sequential performance reflects repeat order momentum and new customer orders with a sales increase of $2 million or 12% compared with the first quarter of 2003.


"Concurrent with the close of the second quarter, we completed the partial divestiture of our Shelter Services business which netted cash proceeds of approximately $2.4 million, after severance and other exit costs and reflecting the conversion of net working capital to cash. A gain of $1.7 million on this transaction was recognized during the second quarter. Elamex continues to own and operate seven facilities in Mexico totaling 400,000 square feet of

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manufacturing space. We recently leased our sixth facility, and our six leases now represent approximately $1.6 million in potential annual rental income. We are actively seeking to lease or sell our remaining facility located in Chihuahua City.

"While we continued to experience softer sales of our metal stamping services, we are addressing healthy demand for value-added integrated services and commenced volume shipments of cosmetically painted metal parts from our new powder paint facility that opened during the second quarter," said Spencer.

Gross profit increased to $5.4 million or 13% of sales for the second quarter of 2003 compared with $1.9 million or 7% of sales for the second quarter of 2002. The large increase was primarily related to the contribution of $4.3 million, or 81% of total gross profit, from the Food Services segment partially offset by unleased facilities in the Shelter Services segment during the second quarter and increased costs related to Metal Stamping operations.

Total operating expenses for the second quarter of 2003 were $6.2 million compared with $1.7 million for the second quarter of 2002. The increase was primarily related to Food Services expenses of $4.2 million for the quarter ended July 4, 2003.

The Company reported net income of $220,000 or $0.03 per basic and diluted share for the second quarter of 2003 compared with a net loss of $827,000 or $0.12 per basic and diluted share for the second quarter of 2002.

TWENTY-SIX WEEKS ENDED JULY 4, 2003
For the 26 weeks ended July 4, 2003, the Company reported a net sales increase of 50% to $80.8 million compared with $53.7 million for the comparable period in 2002. Gross profit increased to $10.0 million, or 12% of sales, for the first half of 2003 compared with $4.1 million, or 8% of sales, for the first half of 2002.

Operating expenses increased to $15.7 million for the 26 weeks ended July 4, 2003 from $3.6 million for the 26 weeks ended June 28, 2002. First half 2003 operating expenses include a first quarter impairment of $3.6 million in goodwill associated with the Precision Tool & Die acquisition in 1999.

Net loss for the first half of 2003 was $5.2 million, or $0.69 per basic and diluted share, compared with a net loss of $1.9 million, or $0.28 per basic and diluted share, for the first half of 2002.

FINANCIAL CONDITION
Net cash provided by operating activities was $761,000 for the twenty-six weeks ended July 4, 2003. At July 4, 2003, the Company had cash and cash equivalents of $4.2 million and total assets of $129.8 million. Long-term debt and capital leases, excluding current portion, totaled $25.1 million at July 4, 2003, and stockholders' equity totaled $60.4 million.

OUTLOOK
"Our outlook for the third quarter calls for both sequential and year-over-year revenue growth in our Food Products segment," said Spencer. "With our continuing success in the development of our candy business, we are seeking to expand our operations to accommodate our projected growth for Franklin Connections. Using proceeds from the partial divestiture of our Shelter Services business, we are seeking synergistic acquisition opportunities in Food Products and

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reviewing opportunities for capital investments in both our Food Products and
Metal Stamping segments."

TELECONFERENCE
Management of Elamex will host a conference call today at 10:00 a.m. Mountain/12:00 p.m. Eastern to discuss second quarter 2003 operating performance. To participate in the conference call, please dial 800-346-7359, conference entry code 36897, at least ten minutes prior to the initiation of the teleconference. For international calls, please dial 973-528-0008. Remarks by management made during the teleconference will be posted on the Elamex web site at WWW.ELAMEX.COM

A replay will be available through August 22, 2003 at 12:00 p.m. Mountain, by dialing 800-332-6854 for domestic callers or 973-528-0005 for international callers, conference entry code 36897.

ABOUT ELAMEX
Elamex is a Mexican company with manufacturing operations and real estate holdings in Mexico and the United States. The Company is involved in the production of metal and plastic parts for the appliance and automotive industries, and food items related to its candy manufacturing and nut packaging operations. Elamex's competitive advantage results from its demonstrated capability to leverage low cost, highly productive labor, strategic North American locations, recognized quality and proven ability to combine high technology with labor-intensive manufacturing processes in world-class facilities.

This press release includes forward-looking statements that involve risks and uncertainties, including, but not limited to, risks associated with the Company's future growth and development. Information contained herein should be read in conjunction with the Company's Form 10-Q filing with the Securities and Exchange Commission for the period ended July 4, 2003.


                              - TABLES TO FOLLOW -

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ELAMEX, S.A. DE C.V. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(IN THOUSANDS OF U.S. DOLLARS)
(UNAUDITED)


                                                        JULY 4, 2003              DECEMBER 31, 2002
                                                 --------------------------- ---------------------------
ASSETS

 Current assets                                                $     44,695                $     45,906
 Property, plant and equipment, net                                  70,067                      69,979
 Other assets, net                                                   15,037                      18,616
                                                 --------------------------- ---------------------------
                                                               $    129,799                $    134,501
                                                 =========================== ===========================



LIABILITIES AND STOCKHOLDERS' EQUITY

 Current liabilities                                           $     44,328                $     32,407
 Long-term debt and liabilities                                      25,051                      36,429
                                                 --------------------------- ---------------------------
           Total liabilities                                         69,379                      68,836

 Stockholders' equity                                                60,420                      65,665
                                                 --------------------------- ---------------------------
                                                               $    129,799                $    134,501
                                                 =========================== ===========================
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ELAMEX, S.A. DE C.V. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(IN THOUSANDS OF U.S. DOLLARS EXCEPT PER SHARE DATA)
(UNAUDITED)
                                                        THIRTEEN WEEKS ENDED              TWENTY-SIX WEEKS ENDED
                                                    JULY 4, 2003     JUNE 28, 2002     JULY 4, 2003     JUNE 28, 2002
                                                 -----------------------------------------------------------------------
Net sales                                         $    41,400        $   27,330       $    80,828       $   53,716
Cost of sales                                          36,034            25,426            70,788           49,614
                                                 -----------------------------------------------------------------------
  Gross profit                                          5,366             1,904            10,040            4,102
                                                 -----------------------------------------------------------------------

Operating expenses:
 General and administrative                             2,202             1,537             4,147            3,107
 Selling                                                1,715               188             3,459              454
 Distribution                                           2,331                               4,549
 Goodwill impairment                                                                        3,580
                                                 -----------------------------------------------------------------------
  Total operating expenses                              6,248             1,725            15,735            3,561
                                                 -----------------------------------------------------------------------
  Operating (loss) income                                (882)              179            (5,695)             541
                                                 -----------------------------------------------------------------------

Other income (expense):
 Interest income                                            -               257                14              441
 Interest expense                                        (866)             (216)           (1,724)            (397)
 Equity in loss of unconsolidated joint venture          (350)              (76)             (522)            (453)
 Gain on sale of certain Shelter operations             1,680                               1,680
 Other, net                                               836              (201)              826             (285)
                                                 -----------------------------------------------------------------------
  Total other income (expense)                          1,300              (236)              274             (694)
                                                 -----------------------------------------------------------------------

  Income (loss) before income taxes and
  cumulative effect of change in accounting
  principle                                               418               (57)           (5,421)            (153)

 Income tax provision (benefit)                           198               770              (205)             918
                                                 -----------------------------------------------------------------------
 Income (loss) before cumulative effect
 of change in accounting principle                        220              (827)           (5,216)           (1,071)

 Cumulative effect of change in accounting
 principle, net of tax                                      -                                   -               853
                                                 -----------------------------------------------------------------------
  Net income (loss)                               $       220        $     (827)      $    (5,216)      $    (1,924)
                                                 =======================================================================

 Net income (loss) per share, basic before
 cumulative effect of change in accounting
 principle                                        $      0.03        $    (0.12)      $     (0.69)      $     (0.16)

 Net income (loss) per share, basic               $      0.03        $    (0.12)      $     (0.69)      $     (0.28)
                                                 =======================================================================
 Shares used to compute net loss per share,
 basic                                              7,504,904         6,866,100         7,507,881         6,866,100
                                                 =======================================================================

 Net income (loss) per share, diluted before
 cumulative effect of change in accounting
 principle                                        $      0.03        $    (0.12)      $     (0.69)      $     (0.16)

 Net income (loss) per share, diluted             $      0.03        $    (0.12)      $     (0.69)      $     (0.28)
                                                 =======================================================================
 Shares used to compute net loss per share,
 diluted                                            7,526,051         6,866,100         7,507,881         6,866,100
                                                 =======================================================================
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